Exhibit 99.1

Advent Technologies Reports Q3 2021 Results

•	Q3 Revenue up 643% versus prior year to $1.7 million on increased customer demand for Advent product offerings and acquisitions of SerEnergy/fischer eco solutions and UltraCell
•	Income from grants of $0.5 million, on robust activity with research agencies
•	Net loss of $(11.3) million or $(0.23) per share
•	Company holds cash reserves of $92.5 million

BOSTON, MA. – November 15, 2021 – Advent Technologies Holdings, Inc. (NASDAQ: ADN) (“Advent” or the “Company”), an innovation-driven leader in the fuel cell and hydrogen technology space, today announced consolidated financial results for the three months ended September 30, 2021. All amounts are in U.S. dollars unless otherwise noted and have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Q3 2021 Financial Highlights
(all comparisons are to Q3 2020 unless otherwise noted)

•
Revenue of $1.7 million, a 643% year-over-year increase, the result of increased customer demand for Advent’s products across the board and the acquisitions of SerEnergy/fischer eco solutions and UltraCell.

•	Income from grants of $0.5 million, on robust activity with research agencies.
•
Operating expenses of $13.9 million, a year-over-year increase of $13.0 million, primarily due to costs related to the August 31 acquisition of SerEnergy/fischer eco solutions, increased staffing and costs to operate as a public company, stock-based compensation expenses, and a non-recurring $2.4 million charge for executive severance.

•
Net loss was $(11.3) million, and adjusted net loss was $(10.4) million. Adjusted net loss excludes the offsetting impacts from the change in the fair value of outstanding warrants and the charge for executive severance, as well as acquisition-related costs.

•	Net loss per share was $(0.23).
•
Cash reserves were $92.5 million on September 30, 2021, a decrease of $23.6 million from June 30, 2021, driven by approximately $13.5 million (net of cash acquired) for the August 31 acquisition of SerEnergy and fischer eco solutions and the increased level of administrative and selling expenses.

“The solid revenue growth in the quarter demonstrates the growing interest in hydrogen fuel cell systems, as well as the immediate benefits from our acquisition of SerEnergy and fischer eco solutions,” said Dr. Vasilis Gregoriou, Chairman and CEO of Advent Technologies. “With the acquisitions now complete, we expect to see strong demand for our products across the portable and stationary off-grid power markets and remain confident that we are on a firm path for growth as we deliver efficient solutions for clean energy and decarbonization to a variety of end markets.”

 Q3 2021 Financial Summary

(in Millions of US dollars, except per share data)	Three Months Ended September 30,

	2021	2020	$ Change

Revenue, net	$1.67	$0.23	$1.45
Gross Profit	$0.03	$0.13	$(0.11)
Gross Margin (%)	2%	60%

Operating Income/(Loss)	$(13.71)	$(0.77)	$(12.93)
Net Income/(Loss)	$(11.28)	$(0.75)	$(10.53)
Net Income/(Loss) Per Share	$(0.23)	$(0.03)	$(0.20)

Non-GAAP Financial Measures
Adjusted EBITDA – Excl Warrant Adjustment and Executive Severance	$(9.86)	$(0.76)	$(9.10)
Adjusted Net Income/(Loss) - Excl Warrant Adjustment and Executive Severance	$(10.37)	$(0.75)	$(9.62)

Cash and Cash Equivalents	$92.5

For a more detailed discussion of Advent’s third quarter 2021 results, please see the Company’s financial statements and management’s discussion & analysis, which are available at ir.advent.energy.

The financial results include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix tables.

Q3 2021 Business Updates:

•
Announced Projects White Dragon & Green HiPo (4.65GW Green Hydrogen & 400MW Fuel Cells), approved by Greek Government and submitted to EU: On September 7, 2021, Advent announced that two Greek Important Projects of Common European Interest (“IPCEI”) had been approved by the Greek Minister of Development and Investments and the Greek Minister of Environment, Energy, and Climate Change. The programs submitted by Advent and the White Dragon consortium of companies aspire to replace Greece’s largest coal-fired plants with renewable solar energy parks, which will be supported by green hydrogen production (4.65GW), and fuel cell heat and power production (400MW). The projects are part of the "Hydrogen Technologies" IPCEI and will now move towards approval at the European Union ("EU") level. As a next step, Advent will demonstrate before the European Commission the economic, environmental, financial, social, and technical feasibility of the projects and the positive spillover effects to the European economy and society. Advent hopes to receive final notification from the European Commission by mid-2022. The company is pleased to be the technology partner for an €8 billion project and to have received approval from the Greek government.  Advent is committed to be part of the decarbonization efforts in Greece and throughout Europe.

•
Collaboration with the DOE: The efforts with the constellation of Department of Energy National Laboratories (Los Alamos National Laboratory, LANL; Brookhaven National Laboratory, BNL; National Renewable Energy Laboratory, NREL) continues to gain momentum. This group of leading scientists and engineers is working closely with Advent’s development and manufacturing teams and are furthering the understanding of breakthrough materials that will advance high-temperature proton exchange membrane (HT-PEM) fuel cells.  This next generation HT-PEM is well suited for heavy duty transportation, marine, and aeronautical applications, as well as delivering benefits in cost and lifetime for stationary power systems used in telecom and other remote power markets. The next generation MEA, which will be scaled to manufactured form in 2022, is expected to be in products in 2023 and has drawn interest from several multi-national businesses.

•
Acquisition of the Fuel Cell Systems Businesses, SerEnergy A/S and fischer eco solutions GmbH, from fischer Group: On August 31, 2021, Advent successfully closed its acquisition of SerEnergy A/S (“SerEnergy”) and fischer eco solutions GmbH (“FES”), the fuel cell business of the fischer Group. SerEnergy, operating in Denmark and the Philippines, is a leading manufacturer of high-temperature fuel cell systems globally, with thousands shipped around the globe during its 15-year operation.  FES, based in Germany, provides automated fuel cell stack assembly and testing, as well as the production of critical fuel cell components, including membrane electrode assemblies (“MEAs”), bipolar plates, and reformers. With the acquisition, Advent expanded its geographic footprint by three countries in Europe and Asia and grew its team by 92 employees, now employing over 170 people worldwide. The acquisition brings together some of the leading minds in the high-temperature fuel cell space, further builds Advent’s platform to meet the increasing demand for clean energy worldwide and significantly decreases the time to execution of our plan for stationary fuel cell systems. This transaction fully aligns with Advent’s “Any Fuel. Anywhere.” value proposition and this, together with the previously completed UltraCell acquisition, makes Advent a true global leader in the remote and off-grid power market for fuel cell production, with mobility, aviation, and maritime products on the horizon as well.

The Company is already realizing benefits from the acquisition.  The SereneU system developed by the acquired businesses for the telecom sector has successfully started rollout in the Philippines and Thailand. In particular, Advent announced that with its partner, Smart Communications Inc. (”Smart”), it has successfully completed the first installation of its HG 5000 fuel cell systems in the Philippines. The delivery Agreement was made earlier this year between Smart in the Philippines and Advent Technologies A/S in Denmark (formerly SerEnergy A/S).

In addition, Advent has received an initial order from Thailand-based partner Alright Combination Centric Co., Ltd. (ALCC). ALCC is a product distributor and service provider to Thailand’s Information and Communications Technology (“ICT”) industry. The 5kW fuel cell product will be used in the telecom sector in Thailand, as well as supporting ALCC’s government projects for microgrids on remote islands and for backup at the Marine Security Center of the Royal Thai Navy.

•
Advent Launches New Product Line, M-ZERØ™ Fuel Cells, to Significantly cut Methane Emissions in North America:  The Advent M-ZERØ™ products, designed specifically to generate power in remote environments, will offer the ability to drop methane emissions to effectively zero where they replace methane polluting pneumatic injection technology. M-ZERØ™ will initially be deployed mainly in Canada and the United States with the ultimate goal of providing remote power to up to 185,000 oil and gas wellheads.

Dr. Gregoriou concluded, “We continue to build on the strength of our business with a focus on expanding and growing strategic initiatives. We have seen progress with the White Dragon and Green HiPo projects and believe they will have a significant impact on the implementation of green energy in southeastern Europe. The acquisitions of SerEnergy and fischer eco solutions expand our growing revenue base in full fuel cell stacks and systems and position Advent with the expertise to be a leader in the future of clean energy. I am confident in the potential for Advent and our technologies, and very optimistic that we will continue to increase market share as the world moves towards clean energy and decarbonization.”

Conference Call

The Company will host a conference call on Monday, November 15, 2021, at 9:00 AM ET to discuss its results.

To access the call, please dial (833) 952-1516 from the United States or (236) 714-2129 from outside the U.S. The conference call I.D. number is 6371418. Participants should dial in 5 to 10 minutes before the scheduled time.

A replay of the call can also be accessed via phone through November 29, 2021, by dialing (800) 585-8367 from the U.S. or (416) 621-4642 from outside the U.S. The conference I.D. number is 6371418.

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles complete fuel cell systems, and the critical components for fuel cells in the renewable energy sector. Advent is headquartered in Boston, Massachusetts, with offices in California, Greece, Denmark, Germany, and the Philippines. With more than 100 patents issued for its fuel cell technology, Advent holds the IP for next-generation HT-PEM that enable various fuels to function at high temperatures under extreme conditions – offering a flexible “Any Fuel. Anywhere.” option for the automotive, aviation, defense, oil and gas, marine, and power generation sectors. For more information, visit  www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to realize the benefits from the business combination; the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 20, 2021, as well as the other information we file with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures— Adjusted Net Income /(Loss) and Adjusted EBITDA —which present results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the terms Adjusted Net Income / (Loss) and Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These measures are reconciled from the respective measures under GAAP in the appendix below.

Contacts

Advent Technologies Holdings, Inc.
Elisabeth Maragoula
press@advent.energy

Sloane & Company
James Goldfarb / Emily Mohr
jgoldfarb@sloanepr.com / emohr@sloanepr.com

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 ADVENT TECHNOLOGIES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
ASSETS	September 30, 2021 (Unaudited)	December 31, 2020
Current assets:
Cash and cash equivalents	$92,492,367	$515,734
Accounts receivable	5,569,801	421,059
Due from related parties	-	67,781
Contract assets	936,259	85,930
Inventories	5,598,574	107,939
Prepaid expenses and Other current assets	3,767,096	496,745
Total current assets	108,364,097	1,695,188
Non-current assets:
Goodwill and intangibles, net	54,281,798	-
Property and equipment, net	7,883,042	198,737
Other non-current assets	2,155,156	136
Deferred tax assets	1,279,969	-
Total non-current assets	65,599,965	198,873
Total assets	$173,964,062	$1,894,061
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Trade and other payables	$5,522,624	$881,394
Due to related parties	30,000	1,114,659
Deferred income from grants, current	1,098,019	158,819
Contract liabilities	28,832	167,761
Other current liabilities	7,595,619	904,379
Income tax payable	1,135,199	201,780
Total current liabilities	15,410,293	3,428,792
Non-current liabilities:
Warrant liability	17,282,987	-
Deferred tax liabilities	3,756,859	-
Deferred income from grants, non-current	171,995	182,273
Other long-term liabilities	1,209,336	76,469
Total non-current liabilities	22,421,177	258,742
Total liabilities	37,831,470	3,687,534
Commitments and contingent liabilities
Stockholders’ equity / (deficit)
Common stock ($0.0001 par value per share; Shares authorized: 110,000,000 at September 30, 2021 and December 31, 2020; Issued and outstanding: 51,253,591 and 25,033,398 at September 30, 2021 and December 31, 2020, respectively)	5,125	2,503
Preferred stock ($0.0001 par value per share; Shares authorized: 1,000,000 at September 30, 2021 and December 31, 2020; nil issued and outstanding at September 30, 2021 and December 31, 2020	-	-
Additional paid-in capital	161,263,673	10,993,762
Accumulated other comprehensive (loss) / income	(717,328)	111,780
Accumulated deficit	(24,418,878)	(12,901,518)
Total stockholders’ equity / (deficit)	136,132,592	(1,793,473)
Total liabilities and stockholders’ equity / (deficit)	$173,964,062	$1,894,061

ADVENT TECHNOLOGIES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (All amounts in USD, except for number of shares)

	Three months ended September 30, (Unaudited)		Nine months ended September 30, (Unaudited)
	2021	2020	2021	2020
Revenue, net	$1,673,998	$225,412	$4,166,754	$526,032
Cost of revenues	(1,645,781)	(90,477)	(2,662,476)	(374,430)
Gross profit	28,217	134,934	1,504,278	151,602
Income from grants	507,606	16,076	631,787	159,182
Research and development expenses	(893,215)	(37,640)	(1,561,049)	(81,273)
Administrative and selling expenses	(13,040,649)	(886,629)	(27,558,242)	(1,641,063)
Amortization of intangibles	(309,734)	-	(467,447)	-
Operating loss	(13,707,773)	(773,258)	(27,450,673)	(1,411,552)
Finance costs	(13,542)	(1,712)	(26,961)	(4,749)
Fair value change of warrant liability	2,421,874	-	15,833,334	-
Foreign exchange differences, net	(15,256)	(8,005)	(2,141)	(26,584)
Other (expenses) / income, net	(15,960)	31,058	78,146	24,848
Loss before income tax	(11,330,657)	(751,917)	(11,568,295)	(1,418,037)
Income tax	50,935	3,101	50,935	-
Net loss	$(11,279,722)	$(748,816)	$(11,517,360)	$(1,418,037)
Net loss per share
Basic loss per share	(0.23)	(0.03)	(0.26)	(0.07)
Basic weighted average number of shares	48,325,164	23,182,817	43,982,039	21,180,639
Diluted loss per share	(0.23)	(0.03)	(0.26)	(0.07)
Diluted weighted average number of shares	48,325,164	23,182,817	43,982,039	21,180,639

ADVENT TECHNOLOGIES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30, (Unaudited)
	2021	2020
Net Cash used in Operating Activities	$(24,690,329)	$(1,045,004)

Cash Flows from Investing Activities:
Purchases of property and equipment	(2,658,584)	(89,123)
Advances for the acquisition of property and equipment	(1,917,856)	-
Acquisition of subsidiaries, net of cash acquired	(19,425,378)	-
Net Cash used in Investing Activities	$(24,001,818)	$(89,123)

Cash Flows from Financing Activities:
Business Combination and PIPE financing, net of issuance costs paid	141,120,851	-
Proceeds of issuance of preferred stock	-	1,430,005
Proceeds from issuance of non-vested stock awards	-	21,736
Repurchase of shares	-	(69,430)
Proceeds of issuance of common stock and paid-in capital from warrants exercise	262,177	-
State loan proceeds	113,377	-
Repayment of convertible promissory notes	-	(500,000)
Net Cash provided by Financing Activities	$141,496,405	$882,311

Net increase / (decrease) in cash and cash equivalents	$92,804,258	$(251,815)
Effect of exchange rate changes on cash and cash equivalents	(827,624)	(17,918)
Cash and cash equivalents at the beginning of the period	515,734	1,199,015
Cash and cash equivalents at the end of the period	$92,492,367	$929,283

Supplemental Cash Flow Information
Non-cash Operating Activities:
Recognition of stock grant plan	$4,078,513	$413,396

Supplemental Non-GAAP Measures and Reconciliations

In addition to providing measures prepared in accordance with GAAP, we present certain supplemental non-GAAP measures. These measures are EBITDA, Adjusted EBITDA and Adjusted Net Income / (Loss), which we use to evaluate our operating performance, for business planning purposes and to measure our performance relative to that of our peers. These non-GAAP measures do not have any standardized meaning prescribed by GAAP and therefore may differ from similar measures presented by other companies and may not be comparable to other similarly titled measures. We believe these measures are useful in evaluating the operating performance of the Company’s ongoing business. These measures should be considered in addition to, and not as a substitute for net income, operating expense and income, cash flows and other measures of financial performance and liquidity reported in accordance with GAAP. The calculation of these non-GAAP measures has been made on a consistent basis for all periods presented.

EBITDA and Adjusted EBITDA

These supplemental non-GAAP measures are provided to assist readers in determining our operating performance. We believe this measure is useful in assessing performance and highlighting trends on an overall basis. We also believe EBITDA and Adjusted EBITDA are frequently used by securities analysts and investors when comparing our results with those of other companies. EBITDA differs from the most comparable GAAP measure, net income / (loss), primarily because it does not include interest, income taxes, depreciation of property, plant and equipment, and amortization of intangible assets. Adjusted EBITDA adjusts EBITDA for transactional gains and losses, asset impairment charges, finance and other income and acquisition costs.

The following tables show a reconciliation of net income / (loss) to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020.

EBITDA and Adjusted EBITDA	Three months ended September 30, (Unaudited)			Nine months ended September 30, (Unaudited)
(in Millions of US dollars)	2021	2020	$ change	2021	2020	$ change
Net loss	$(11.28)	$(0.75)	(10.53)	$(11.52)	$(1.42)	(10.10)
Depreciation of property and equipment	$0.15	$0.01	0.15	$0.18	$0.02	0.16
Amortization of intangibles	$0.31	$0.00	0.31	$0.47	$0.00	0.47
Finance costs	$0.01	$0.00	0.01	$0.03	$0.00	0.02
Other income / (expenses), net	$0.02	$(0.03)	0.05	$(0.08)	$(0.02)	(0.05)
Foreign exchange differences, net	$0.02	$0.01	0.01	$0.00	$0.03	(0.02)
EBITDA	$(10.77)	$(0.76)	(10.01)	$(10.91)	$(1.39)	(9.52)
Net change in warrant liability	$(2.42)	$-	(2.42)	$(15.83)	$-	(15.83)
One-Time Transaction Related Expenses (1)	$-	$-	-	$5.87	$-	5.87
One-Time Transaction Related Expenses (2)	$0.89	$-	0.89	$0.89	$-	0.89
Executive severance (3)	$2.44	$-	2.44	$2.44	$-	2.44
Adjusted EBITDA	$(9.86)	$(0.76)	(9.10)	$(17.54)	$(1.39)	(16.15)

(1) Bonus awarded after consummation of the Business Combination effective February 4, 2021.
(2) Transaction costs related to the acquisition of SerEnergy/FES.
(3) Former Financial Officer resignation.

Adjusted Net Income/(Loss)

This supplemental non-GAAP measure is provided to assist readers in determining our financial performance. We believe this measure is useful in assessing our actual performance by adjusting our results from continuing operations for changes in warrant liability and one-time transaction costs. Adjusted Net Loss differs from the most comparable GAAP measure, net income / (loss), primarily because it does not include one-time transaction costs and warrant liability changes. The following table shows a reconciliation of net income/(loss) for the three and nine months ended September 30, 2021 and 2020.

Adjusted Net Loss	Three months ended September 30, (Unaudited)			Nine months ended September 30, (Unaudited)
(in Millions of US dollars)	2021	2020	$ change	2021	2020	$ change
Net loss	$(11.28)	$(0.75)	(10.53)	$(11.52)	$(1.42)	(10.10)
Net change in warrant liability	$(2.42)	$-	(2.42)	$(15.83)	$-	(15.83)
One-Time Transaction Related Expenses (1)	$-	$-	-	$5.87	$-	5.87
One-Time Transaction Related Expenses (2)	$0.89	$-	0.89	0.89	$-	0.89
Executive severance (3)	$2.44	$-	2.44	$2.44	$-	2.44
Adjusted Net Loss	$(10.37)	$(0.75)	(9.62)	$(18.15)	$(1.42)	(16.73)

(1) Bonus awarded after consummation of the Business Combination effective February 4, 2021.
(2) Transaction costs related to the acquisition of SerEnergy/FES.
(3) Former Financial Officer resignation.

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